As filed with the Securities and Exchange Commission on December 21, 2011

Registration No. 333-159365

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CEPHALON, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-2484489
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

41 Moores Road Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

William S. Marth

President

Cephalon, Inc.

41 Moores Road

Frazer, PA 19355

(610) 344-0200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Fox, Esq.

Jeffrey D. Symons, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-159365), which was filed by Cephalon, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission and became effective on May 20, 2009 (the “Registration Statement”). The Registration Statement registered certain (i) shares of the Company’s common stock, $.01 par value (“Common Stock”); (ii) shares of the of the Company’s preferred stock, $.01 par value (“Preferred Stock”); (iii) debt securities (“Debt Securities”); and (iv) warrants (“Warrants”).

Effective as of October 14, 2011, pursuant to an Agreement and Plan of Merger, dated as of May 1, 2011, by and among Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), Copper Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Teva, and the Company, Copper Merger Sub, Inc., a Delaware corporation (assignee of Copper Acquisition Corp., a Delaware corporation, “Merger Sub”), acquired all of the issued and outstanding shares of Common Stock and, as a result of the transaction, the Company became an indirect wholly-owned subsidiary of Teva. The Common Stock ceased trading on the NASDAQ Global Select Market at the opening of business on October 14, 2011. In connection with the merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

In connection with the closing of the merger, all offerings of the Company’s Common Stock, Preferred Stock, Debt Securities and Warrants contemplated pursuant to all existing registration statements filed by the Company, including the Registration Statement, have been terminated.  Accordingly, the Company hereby removes and withdraws from registration all shares of Common Stock, shares of Preferred Stock, Debt Securities and Warrants registered pursuant to the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frazer, State of Pennsylvania, on December 21, 2011.

Date:	December 21, 2011

CEPHALON, INC.

		By:	/s/ William S. Marth
			Name:	William S. Marth
			Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities indicated below on December 21, 2011.

Signature	Title

s/ William S. Marth	President, Chief Executive Officer and Director
William S. Marth

/s/ Deborah A. Griffin	Vice President, Chief Financial Officer and Director
Deborah A. Griffin

/s/Shlomo Yanai	Director
Shlomo Yanai

/s/Richard S. Egosi	Director
Richard S. Egosi

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